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                                                                     EXHIBIT 10A

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 7 under the Securities Act of 1933 and Amendment No. 9 under the Investment Company Act of 1940 to the registration statement of the CG Variable Annuity Separate Account on Form N-4 of our reports dated February 11, 1997 and February 20, 1997, relating to the consolidated financial statements of Connecticut General Life Insurance Company and the financial statements of the CG Variable Annuity Separate Account of Connecticut General Life Insurance Company, respectively, which appear in such Statement of Additional Information. We also consent to the reference to us under the heading 'Experts' in such Statement of Additional Information.

Price Waterhouse LLP
Hartford, Connecticut
September 23, 1997